Exhibit 99.1

NATIONAL HOLDINGS CORP

Moderator: Robert Fagenson

05-13-14/5:00 p.m. ET

Confirmation # 40300645

NATIONAL HOLDINGS CORPORATION

Moderator:     Robert Fagenson

May 13, 2014

5:00 p.m. ET

Operator:

Good afternoon. My name is Bridgette, and I will be your conference operator today. At this time I would like to welcome everyone to the National Holdings Corporation Fiscal Second Quarter 2014 Earnings Teleconference. Our hosts for today's call are Robert Fagenson, Co-Executive Chairman of National Holdings Corporation; Mark Klein, Co-Executive Chairman and CEO; Alan Levin, Chief Financial Officer, and Mark Goldwasser, Chief Executive Officer of National Securities, our broker-dealer subsidiary.

Today's call is being recorded and will be available for replay beginning at 8:00 p.m. Eastern Standard Time. The replay dial in number is 404-537-3406 and the pin number is 40300645.

At this time all participants have been placed in a listen-only mode and the floor will be open for your questions following the presentation. If you would like to ask a question at that time, please press star then the number one on your touchtone phone. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. If you should require operator assistance, please press *0. We ask that you please pick up your handset to allow optimal sound quality. It is now my pleasure to turn the floor over to Nick Rust of Prosek Partners.

Nick Rust:	Thank you Bridgette and thank you everyone for joining us today to discuss National Holdings Corporation’s Fiscal Second Quarter 2014 Earning's Results.

Before we begin I would like to remind everyone that certain statements made during this call, which are not based on historical facts, including any statements relating to financial guidance, may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve known and unknown risks and uncertainties, these are important factors that could cause actual results to differ materially those expressed or implied by those forward-looking statements. National Holdings Corporation assumes no obligation or responsibility to update any forward-looking statements.

NATIONAL HOLDINGS CORP

Moderator: Robert Fagenson

05-13-14/5:00 p.m. ET

Confirmation # 40300645

With that, allow me to introduce National Holdings Corporation’s, Co-Executive Chairman, Robert Fagenson. Robert, you may begin.

Robert Fagenson:	Nick, thank you and good afternoon everyone and thanks for joining us on today's conference call for our Fiscal Second Quarter 2014.

During the call today I'll make some brief opening remarks about the state of our company before turning the call over to Mark Klein who will discuss in some detail our record financial performance and considerable operational momentum.

Mark will also provide an update on the significant progress executing our long-term strategic operating plan. When Mark is finished with his comments, Alan Levin, our CFO, will review our financial results for three and six months ended March 31, 2014. When Alan has completed his remarks, we will open the floor to questions. Mark Goldwasser, President of National Holdings and Chief Executive of our National Securities subsidiary will be joining us to answer questions that you might have.

You are going to hear us focus on several key themes during the call today.

First we will be talking about our record top and bottom line performance across the board. These are the results of considerable efforts over the past 18 months to turn an undercapitalized and largely unprofitable business with limited growth prospects into a well capitalized and consistently profitable company with growing and diversifying revenue streams and improved margins. This is a great story to tell and one I am enjoying being a part of. We're proud of it and we think you will be pleased as well.

NATIONAL HOLDINGS CORP

Moderator: Robert Fagenson

05-13-14/5:00 p.m. ET

Confirmation # 40300645

Secondly, and of equal importance, we are going to hear in greater detail than we have shared in the past our strategic vision for the company, how we plan to grow and where we see this growth coming from.

This is an exciting time for the company with uncapped and untapped potential and opportunities that allow us to outperform in multiple market cycles because we know cycles are always coming.

Finally, we’re going to review our efforts to increase transparency and engage more directly with our shareholders. As we have ambitious plans for the future with National Holdings based on sustained success and improving the fundamentals of the business and its long-term prospects, it's important that everyone's voice is heard and hope that those voices will be supportive of our strategic vision designed to benefit our long-term shareholders.

In summary, we believe we are well-positioned to build a business based on:

●	Having executed a transformational strategy from an underperforming company to a profitable and growing enterprise;

●	Five consecutive quarters of positive net income;

●	A strong balance sheet of $21 million in cash, and a greatly simplified capital structure;

●	A proven track record of successfully integrating M&; and

●	An experienced management team with significant expertise in the broker-dealer industry.

That completes all I'm going to say now. I'm going to turn it over to Mark Klein and then Mark and I will be back with you after Alan Levin completes his remarks. Mark?

Mark Klein:	Thank you Robert, and thank you to everyone for joining us today.

NATIONAL HOLDINGS CORP

Moderator: Robert Fagenson

05-13-14/5:00 p.m. ET

Confirmation # 40300645

As Robert eluded, we had record financial results in almost every facet of our business. In the second quarter, our results were highlighted by record revenue, net income and record adjusted EBITDA. As I indicated in our last call, we integrated Gilman ahead of schedule realizing projected cost savings earlier than anticipated, which occurred in time for the all-important tax preparation season. This marks the first full quarter with Gilman's numbers included in our results with this business unit’s performance meeting our expectations. Our expenses continue to improve as a percentage of revenue, including when factoring in the addition of Gilman Ciocia's operations. During the quarter we also achieved significant margin improvement of approximately 430 basis points. Of particular note has been our success with margin growth on the commission side of our trading business where many in our industry are seeing significant margin compression.

Our performance was strong across all major business lines, including retail brokerage, investment banking, asset management, and tax preparation and accounting. In particular, we recorded revenue growth of approximately 60 percent compared with the same quarter of the prior year and achieved our fifth consecutive quarter of net income.

We also achieved adjusted EBITDA of $4.3 million in the quarter and $5.9 million year-to-date reflecting favorable demand for financial products and services over the past year. Looking in a slightly different context, our net income and EBITDA for just this quarter exceeded what we recorded in total for all of the previous fiscal year.

Now let me turn to the performance of our business segments.

With a family of leading brands in the independent broker-dealer category, retail brokerage continues to serve as the Company's core competency and represented appropriately two-thirds of our total revenue as of the trailing 12 months ended March 31, 2014. We intend to grow this segment by maintaining a focus on recruiting and acquisitions of other firms.

NATIONAL HOLDINGS CORP

Moderator: Robert Fagenson

05-13-14/5:00 p.m. ET

Confirmation # 40300645

In terms of investment banking, we continue to gain momentum as a leading source of capital for emerging growth companies. Deal volume remains strong across our target industries, which includes healthcare, technology, media and telecom, energy and financial institutions. The latter includes REITs and business development companies, which are two industries that rely heavily on the capital markets. We participated in 16 deals during the fiscal quarter of 2014, 15 of which we were the lead manager, joint manager or co-manager. We have already completed two financings since the end of the quarter and are on pace for continued growth in this business segment taking into account traditional seasonality headed into the summer months. The breakdown of the 16 deals I just referenced include:

●	six deals in the financial institution segment;

●	four deals in energy and transportation;

●	four deals in technology, media and telecom; and

●	two deals in the healthcare space.

We also continue to build out our equity resource platform for institutional and retail clients. In March we welcomed John Benda to our team at National Securities. John joins us from Susquehanna and serves as a Senior Equity Research Analyst covering REITs and other real estate related securities. This key hire fits with our strategy and strengths of industry knowledge in financial services. John's hire builds on the current coverage of business development companies, which is led by Andrew Kerai, who joined in August of 2013. Moving forward we plan to build out new verticals with capital markets and industry expertise. In particular, we are strengthening our presence in the technology and energy verticals. Two areas, which we have experienced prior success and expect to maintain a growth presence moving forward.

From a capital markets perspective, what may not be widely known is that we serve as a market-maker in over 6,000 securities ranging from small-cap to large-cap companies across all exchanges both listed and non-listed. This position us to capitalize on additional capital markets and investment banking advisory business opportunities. We currently have a team in place further exploring opportunities with these companies and while still early on, we've enjoyed some modest success with several mandates.

NATIONAL HOLDINGS CORP

Moderator: Robert Fagenson

05-13-14/5:00 p.m. ET

Confirmation # 40300645

Our Asset Management Group continues to enjoy significant growth as well. Fee income increased 46 percent for three months ended March 31, 2014, as compared with the three months ending March 31, 2013. Benefiting from the Gilman acquisition we expanded our assets under advisory to record levels of over 10 billion and our fee-based assets to over 1.25 billion. In conjunction with the integration with Gilman, we have thoroughly revamped our asset management platform making it a competitive product offering that will also assist us in our efforts to attract and retain key talent.

Before turning the call over to Alan, let me take a few minutes to discuss our results in the broader context of our long-term strategy.

As we look to the second half of the fiscal year and beyond, we are well-positioned to continue leveraging our core strength and building momentum in all facets of our business.

As you are aware, since we joined the company and in working with the board and our various business unit heads we have collectively made significant headway in righting the ship, including our efforts to restore profitability, improve margins, drive the top line, remove excess costs in the business, enhance and diversify revenue streams through the introduction of new products and services, centralize our platforms and processes and participate in M&A. With that said, we are not done. We are still in the growth mode as our continued outperformance indicates.

So to answer the question of what can you expect from us going forward, I'd first point to what it is we are aiming to achieve followed by an understanding of how we expect to get there.

NATIONAL HOLDINGS CORP

Moderator: Robert Fagenson

05-13-14/5:00 p.m. ET

Confirmation # 40300645

In short, we want to become a leading multi-channel platform, a one stop shop if you will, for a range of clients including retail and institutional investment professionals, wealth managers and investment bankers as well as their clients. We aim to offer these groups first and foremost our comprehensive brokerage services as well as open architecture, asset management, financial planning, insurance products, and accounting services. For our midmarket focus institution clients we intend to offer investment banking, capital markets, market making and institutional coverage. Now in many respects we're already offering these services. The next step is to enhance and broaden these capabilities while expanding our client base.

So, how do we get there? First, we continue to focus on the core strategic areas I mentioned when reviewing our quarterly highlights that has gotten us to this point in just the last five quarters. We intend to continue to strengthen our core while placing an increasing emphasis on introducing additional products and services that can help us increase client retention and enhanced profitability.

Secondly, we continue to grow both organically and through acquisitions. Mindfully maintaining a healthy balance sheet, which at the quarter close had more than $21 million in cash.

Third, we will continue to evaluate additional opportunities to advance our strategy, to drive topline growth, expand our existing businesses, attract and retain revenue-generating talent and diversify into new financial services areas. This may include our involvement in mergers and acquisition should opportunities arise where evaluations make sense. We are well aware of the significant level of consolidation taking place in almost all facets of financial services, including the areas where we focus. Of course, we will not do a deal for the sake of doing one or where we may jeopardize what we have built. We will also not extend ourselves beyond what our infrastructure can handle and into areas where we do not have expertise. Nor will we expand it to areas that are not complimentary to our existing businesses. However, we believe we are well-positioned to grow through organic means as we have proven, but will look at any serious proposals that can benefit the company long-term and enhance shareholder value. Our management, board and initial investment group collectively own over 20 percent of the company. This significant insider ownership underscores that management and the board are totally aligned with the interest of shareholders.

NATIONAL HOLDINGS CORP

Moderator: Robert Fagenson

05-13-14/5:00 p.m. ET

Confirmation # 40300645

As you saw with Gilman, we again proved our ability to identify, close and integrate acquisitions ahead of schedule while realizing a meaningful degree of upfront synergies and go forward cost savings. We look to support and expand Gilman's operations moving ahead to additional acquisitions of niche accounting firms consistent with our past practices of growing profitable and complementary business segments.

Our participation in M&A is not limited to being a consolidator, even if that is where we see the most potential for growth and ability to generate shareholder value. Consistent with the board's fiduciary duty we will evaluate all realistic bids or merger opportunities. As we noted in our recent proxy statement, we were approached in the past and as recently as the first quarter of 2014, we were involved in merger discussions that our board deemed attractive as it was in line with recent precedent transactions in our industry and was serious enough to pursue. Ultimately, because of internal restrictions of the side of the buyer a deal was not consummated. I want to stress and reiterate that we are aligned with all shareholders in setting the course for the company going forward and what makes sense for all shareholders. Many of you have been long-term shareholders and we appreciate you and thank you for your belief in us and continued support.

I have stated before, we hope to be able to seek a national listing that will position the company as an investment opportunity to a broader institutional base. A national listing will also help with recruitment and retention. To that end, we have put forth in our proxy the opportunity for management, if and when appropriate, to reverse split our stock in order to meet national listing requirements. We want to enhance shareholder value as rapidly as we can, but we are mindful of the need to proceed at an appropriate pace while managing risk.

In conclusion, I am highly confident in management's ability to continue executing on the strategy in today's market environment. Since joining the company in January of 2013, National Holdings has never been stronger from a financial and operational perspective. Our future prospects remain bright as the second half has been historically been our seasonal business peak.

NATIONAL HOLDINGS CORP

Moderator: Robert Fagenson

05-13-14/5:00 p.m. ET

Confirmation # 40300645

With our record financial and operating performance we are also committed to proactively telling our story and meeting with all of our investors. When I first joined the company, the management team was rightly focused on turning the company around and devoted all of its attention to this matter. We also began implementing best practices when relating to increasing and improving shareholder communication and started regular quarterly conference calls to provide updates on our financial performance and operational outlook. Now that we are seeing the fruits of our labor as a business outperforms, we are dedicating more time to providing complete transparency into the future direction of National Holdings. We are also meeting with shareholders, sharing directly our goals and long-term strategic vision. This is not a one-way conversation as we are soliciting feedback from all our shareholders and will continue to do so. As part of this effort, we will be presenting at the upcoming 15th Annual B. Riley Investor Conference in Santa Monica, California next Wednesday, May 21st. A press release will be issued in the coming days to provide additional details about our participation. As you know, B. Riley has had a strong record of convening microcap and growth-oriented investors and we will have the opportunity to meet with many of them. This forum will include a group presentation and one-on-one meetings with investors.

Perhaps some of you on today's call will be sitting down with us. We will look at this and other opportunities to actively tell our story and increase our presence with the institutional shareholder community. And last, we expected to conduct our next conference call on approximately August 15. With that I will turn the call over to Alan. Alan?

Alan Levin:	Thank you, Mark. I'm going to take you through the financial highlights of our earnings, which are being filed on Form 10-Q later this evening.

Looking at our results for the Fiscal Second Quarter 2014, as Mark noted, we reported record total revenue of near $52.7 million in the fiscal second quarter of 2014, a $19.7 million or 60 percent increase from the $32.9 million in the fiscal second quarter of 2013. The increase in second quarter revenue reflects growth in all major business lines and is primarily a result of inclusion of revenues in our reporting stemming from the generally higher income producers following the completion of the merger with Gilman Ciocia. We also experienced very favorable market conditions in retail, investment banking, investment advisory and trading business lines.

NATIONAL HOLDINGS CORP

Moderator: Robert Fagenson

05-13-14/5:00 p.m. ET

Confirmation # 40300645

Operating expenses for the second fiscal quarter totaled $49.3 million, an increase of $17.1 million or 53 percent compared to the $32.2 million in fiscal second quarter of 2013.

There was an improvement in operating profit margin of 430 basis points in the three months end of March 31, 2014 as compared to the same period in 2013.

The increase in expenses was primarily the result of:

●	Commissions, compensation and fees increased $13.9 million or 49 percent.

●	Clearing fees increased by $230,000 or 40 percent.

●

Occupancy, equipment and other administrative expenses increased by $1.9 million or 277 percent and this increase is primarily the result of the Gilman acquisition and the office leases that we assumed as part of that transaction.

●	Professional fees increased $620,000 or 81 percent.

●	Taxes, license and registrations increased $39,000 or 11 percent.

●	Depreciation and amortization increased $357,000 or 135 percent, and this is primarily the result of the amortization of intangibles acquired in the merger.

NATIONAL HOLDINGS CORP

Moderator: Robert Fagenson

05-13-14/5:00 p.m. ET

Confirmation # 40300645

●	Lastly, these increases were offset by partial decrease in interest expense of $58,000 or 88 percent as a result of the recapitalization back in January 2013.

We reported operating income for the quarter ended March 31, 2014 of $3.4 million compared with income of $716,000 for the end of March 2013.

Adjusted earnings before interest, taxes, depreciation and amortization or EBITDA, which is a non-GAAP measures for the second quarter of 2014 was $4.3 million compared with $1.2 million in the fiscal second quarter of 2013.

Net income for the fiscal second quarter was $3.2 million or 0.03 cents per basic and diluted share compared with net income of a half a cent, $.5 million or once cent per basic and diluted share for the quarter end of March 31, 2013.

Looking at our results for the six-months ended March 31, 2014, we reported year-to-date fiscal year 2014 total revenues of $94.5 million, a $35.1 million or 59 percent increase, $59.4 million in the same period of the prior year.

Operating expenses for the six months ended March 31, 2014, totaled $90.3 million, an increase of $31.6 million or 54 percent compared to $58.7 million in the comparable for 2013. There was an improvement in operating profit margin of approximately 330 basis points in the six month end of March 31 as compared to the same period in 2013.

The increase in expenses was primarily the result of:

●	Commissions, compensation and fees increasing $26 million or 51 percent.

●	Clearing fees increases $605,000 or 61 percent.

●	Occupancy, equipment and other administrative expenses increased $3.5 million or 291 percent. And as I mentioned earlier the increase here is attributed to the primarily to the Gilman merger.

NATIONAL HOLDINGS CORP

Moderator: Robert Fagenson

05-13-14/5:00 p.m. ET

Confirmation # 40300645

●	Professional fees increasing $863,000 or 56 percent.

●	Taxes, license and registration fees increased $139,000 or 18 percent.

●	Depreciation and amortization increased $618,000 or 115 percent, again primarily the result of the amortization of intangibles acquired in the merger.

●	Lastly these increases were offset in part by a decrease in interest expense of $206,000 or 90 percent.

We reported operating income for the six months ended March 31, 2014 of $4.2 million as compared with income of $669,000 for the six-months ended in 2013.

Adjusted earnings before interest, taxes, depreciation and amortization or EBITDA, which is a non-GAAP measure for the year-to-date fiscal 2014 was $6 million compared with $1.6 million in the same period of 2013.

Net income for the six-month ended March 31, 2014 was $3.9 million or 0.03 cents per basic and diluted share compared with net income of $500,000 or 0.01 cent per basic and diluted share for the six month ended March 31, 2013.

Turning to our balance sheet, as of March 31, 2014, as Mark indicated we had cash and cash equivalence which includes receivables from our clearing funds and marketable securities to approximately $26.4 million or 54 percent of total assets compared to $24.7 million or 84 percent for the fiscal year ending September 30, 2013. The higher percentage in September was a result of the cash raised for the purpose of paying down Gilman debt at the closing of the Gilman merger in October of 2013.

That concludes our final remarks. I will now turn the call over to the operator and look forward to your questions. Operator?

NATIONAL HOLDINGS CORP

Moderator: Robert Fagenson

05-13-14/5:00 p.m. ET

Confirmation # 40300645

Operator:

The floor is now open for questions at this time. If you have a question or comment, please press star 1 on your touchtone phone. If at any point your question is answered, you may remove yourself from the queue by pressing the pound key. Again, we do ask that while you pose your question that you pick up your handset to provide optimal sound quality. And there are no questions at this time.

Robert Fagenson:

OK operator, thank you. We appreciate all your participation. Thank you. And we hope to be able to report back to you in August at our next quarterly conference call and once again we are accessible you know where to reach us, and please feel free to do so. We always welcome contact from our shareholders. And that concludes our conference call for today. Thank you all.

Operator:	That does conclude today's conference call. Thank you for your participation and please disconnect at this time.

END